Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of UDR, Inc., for the registration of 16,137,973 shares of its common stock and to the incorporation by reference therein of our report dated December 17, 2015 with respect to the statement of revenues and certain operating expenses of the Acquired Communities for the year ended December 31, 2014 included in UDR, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
July 27, 2016